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                                                                   EXHIBIT 99.2A

                                                      Freedom Investment Trust I
                                                     Freedom Investment Trust II
                                                    Freedom Investment Trust III


                              AMENDMENT TO BY-LAWS

         RESOLVED, that the By-Laws of the Trust be and hereby are amended to create the office of Vice Chairman of the Trust by adding the following as
Article III, Sub-Section 3.5A of the By-Laws:

Section 3.5A. Powers and Duties of the Vice Chairman. The Trustees may, but need not, appoint one or more Vice Chairmen of the Trust. A Vice Chairman shall be an executive officer of the Trust and shall have the powers and duties of a Vice President of the Trust, as provided in Section 3.6 of this Article III. The Vice Chairman shall perform such duties as may be assigned to him or her from time to time by the Trustees of the Chairman.


bylaws\94amends.doc